Exhibit 23.4










                       CONSENT OF POYNER & SPRUILL, L.L.P.

         We hereby consent to the filing of our opinion as Exhibit 8.1 to the Registration Statement on Form S-4 of Centura Banks, Inc. relating to the issuance of shares of common stock in connection with the acquisition of First Community Bank and to reference to such opinion and our firm under the headings "SUMMARY-- Certain Federal Income Tax Consequences," "DESCRIPTION OF THE TRANSACTION -- Certain Federal Income Tax Consequences," and "LEGAL MATTERS." By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            /s/ Poyner & Spruill L.L.P.
                                            POYNER & SPRUILL, L.L.P.



Raleigh, North Carolina
May 31, 1996